UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 4, 2006

ARIAD Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21696	22-3106987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 Landsdowne Street, Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 494-0400

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.
ITEM 9.01 Financial Statements and Exhibits.
SIGNATURES
EX-99.1 Press release dated May 4, 2006

ITEM 8.01      Other Events.
NF-kB Patent Infringement Litigation
In a press release dated May 4, 2006, ARIAD Pharmaceuticals, Inc. announced that the jury in the United States District Court for the District of Massachusetts found in favor of ARIAD and its co-plaintiffs in their lawsuit against Eli Lilly and Company (“Lilly”) alleging infringement of the plaintiffs’ pioneering U.S. patent covering methods of treating human disease by regulating NF-kB cell-signaling activity. The jury ruled unanimously in favor of the plaintiffs in finding that the claims of the NF-kB patent asserted in the lawsuit are valid and infringed by Lilly with respect to Lilly’s osteoporosis drug, Evista®, and Lilly’s septic shock drug, Xigris®.
The jury awarded damages to the plaintiffs in the amount of approximately $65.2 million, based on the jury’s determination of a reasonable royalty rate of 2.3% to be paid by Lilly to the plaintiffs based on U.S. sales of Evista and Xigris from filing of the lawsuit on June 25, 2002 through February 28, 2006. The jury awarded further damages on an ongoing basis, in amounts to be determined, equal to 2.3% of U.S. sales of Evista and Xigris through the year 2019, when the patent expires.
A copy of the press release is filed herewith as Exhibit 99.1 and the information contained therein is incorporated by reference into this Item 8.01 of this Current Report on Form 8-K.
ITEM 9.01      Financial Statements and Exhibits.
     (d)      The following exhibit is filed with this report:

Exhibit
Number	Description

99.1	Press release dated May 4, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIAD Pharmaceuticals, Inc.
By:	/s/ Edward M. Fitzgerald
Edward M. Fitzgerald
Senior Vice President, Finance and Corporate Operations, Chief Financial Officer

Date: May 4, 2006

3